Exhibit 10.2

Dear <first_name> <last_name>:

I am pleased to advise you that the Management Organization & Compensation Committee of the Board of Directors of Crane Co., pursuant to the Company’s 2018 Stock Incentive Plan, has awarded you an option for the purchase of the number of shares of common stock of Crane Co. set forth below. The key terms of your award are summarized below, but your award is subject to all of the terms and conditions set forth in the attached Annex A which is incorporated herein by reference.

Grant Date: <award_date>	Type of Option: Non-Qualified Stock Option
Exercise Price per Option Share: <award_price>	Expiration Date: <expire_Date>
Total Number of Shares Subject to Option: <shares_awarded>
Vesting Schedule: 25% on first, second, third and fourth anniversaries of the Grant Date.
Vesting is accelerated in full upon termination of employment (i) due to death or Permanent Disability, or (ii) due to a Qualifying Termination within two years after a Change in Control. Vesting continues per schedule subject to certain conditions in case of Qualifying Retirement. See Sections 4 and 5 of Annex A.

Exercise After Termination of Employment:
Termination for any reason other than Qualifying Retirement or death: vested portion of the Option is exercisable for a period of ninety days following your termination.
Termination for a Qualifying Retirement: Option is exercisable through the Expiration Date.
Termination due to death, or if death occurs within 90 days after termination for Permanent Disability or after a Change in Control: Option is exercisable for one year following the date of death.
Subject to the accelerated or continued vesting rules of Sections 4 and 5 of Annex A, any unvested portion of the Option expires immediately upon your termination of employment. In no event may this Option be exercised after the Expiration Date as provided above.

In conjunction with this award, you are required to sign a Confidentiality & Non-competition agreement which you will receive in a separate email. Please sign, scan and return the Confidentiality & Non-competition agreement to Equityaward@craneco.com.

If Crane Co. is not in receipt of your executed Confidentiality & Non-competition agreement and/or you have not accepted this grant online within 30 days of receipt of this letter, this grant will be null and void.

Your online acceptance of this grant and return of the Confidentiality & Non-competition agreement will constitute a binding agreement for the award set forth and is subject to the terms and conditions set forth in Annex A.
Very truly yours,

Max H. Mitchell
President and Chief Executive Officer

ANNEX A

STOCK OPTION AGREEMENT PURSUANT TO THE
CRANE CO. 2018 STOCK INCENTIVE PLAN

1.    GRANT OF OPTION

The Company hereby grants to the recipient of the letter of the President and/or Secretary of the Company (“Letter”) to which this Annex A is attached (“Employee”), and the Employee accepts, an option (the “Option”) to purchase from the Company the number of shares of Crane Co. Common Stock, $1.00 par value (“Common Stock”), at the Exercise Price per option share set forth in the Letter. The Letter and this Annex A together constitute the stock option agreement between the parties (the “Agreement”). The Option is hereby designated as a non-qualified stock option that does not qualify as an incentive stock option under Section 422 of the Internal Revenue Code of 1986 as amended.

The Option is granted under, and is subject to, the Crane Co. 2018 Stock Incentive Plan, which is incorporated herein by reference. Unless otherwise defined herein, all capitalized terms have the meanings ascribed to them in the Plan. A Prospectus for the 2018 Stock Incentive Plan is attached to this Agreement as Annex B.

2.    TERM OF OPTION; EXERCISABILITY

The Option shall be exercisable in whole or in part from time to time beginning from the date hereof, subject to the provision that the Option may not be exercised by the Employee, except as provided in Sections 4 and 5 hereof, (a) more than 90 days after the termination of Employee’s employment by the Company or a Subsidiary, or more than 10 years from the date the Option is granted, whichever period is shorter, or (b) prior to the expiration of one year from the date the Option is granted, and provided further that the Option may not be exercised in excess of 25% of the total shares subject to the Option during the second year after the date of grant, 50% during the third year, 75% during the fourth year, and 100% thereafter.

3.    FORM OF EXERCISE

The Exercise Price of the shares purchased upon the exercise of the Option shall be paid in full at the time of exercise in cash or in whole or in part by tendering shares of Common Stock. The value of each share delivered in payment of all or part of the Exercise Price upon the exercise of the Option shall be the Fair Market Value of the Common Stock on the date the Option is exercised. The Option may also be exercised in accordance with a cashless exercise program under which, if so instructed by the Employee, shares of Common Stock may be issued directly to the Employee’s broker or dealer upon receipt of an irrevocable written notice of exercise from the Employee. The Management Organization and Compensation Committee of the Board of Directors of the Company (the “Committee”), upon such terms and conditions as it shall deem appropriate, may (but shall not be obligated to) authorize the acceptance of the surrender of the right to exercise the Option or a portion thereof (but only to the extent and in the amounts that the Option shall then be exercisable) and payment by the Company of an amount equal to the excess of the Fair Market Value on the date of surrender of the shares of Common Stock covered by such Option, or portion thereof, over the aggregate Exercise Price of such shares. Such payment shall be made in shares of Common Stock (valued at such Fair Market Value), or in cash, or partly in cash and partly in Common Stock, as the Committee shall determine.

4.    EXERCISE UPON TERMINATION OF EMPLOYMENT

(a)    If the Employee shall cease to be employed by the Company or by a Subsidiary by reason of (A) “Permanent Disability” (as defined below) or (B) a “Qualifying Termination” (as defined below) within two years after a Change in Control, the Employee may exercise this Option, in whole or in part, whether or not previously exercisable, and/or the Committee may authorize the acceptance of the surrender of the right to exercise this Option or any portion thereof as provided in Section 3 hereof, at any time within 90 days after such termination by reason of Permanent Disability or Qualifying Termination within two years after a Change in Control, but in no event may this Option be exercised after the expiration of the term of this Option.

(b)    If the Employee shall cease to be employed by the Company or by a Subsidiary by reason of a “Qualifying Retirement” (as defined below), (i) the Option shall continue to become exercisable in accordance with the schedule set forth in Section 2 hereof as if the Employee’s employment had not terminated, provided that, to the extent permissible under applicable law, the Employee does not engage in “Competition” (as defined below) and (ii) the Employee may exercise this Option, in whole or in part, to the extent exercisable in accordance with such schedule, and/or the Committee may authorize the acceptance of the surrender of the right to exercise this Option or any portion thereof as provided in Section 3 hereof, at any time before the expiration of the term of this Option. If the Employee engages in Competition at any time before the Option has become fully exercisable in accordance with the schedule set forth in Section 2 hereof, then to the extent permissible under applicable law the Option shall cease to be exercisable upon the later of (A) the date the Company determines that the Employee has engaged in

Competition during such period or (B) 90 days after termination of employment, but only to the extent the Option was exercisable as of the date of termination in accordance with Section 2 hereof (consistent with the provisions of Section 4(c) hereof as if the Employee’s termination of employment had been for a reason other than death, Permanent Disability or a Qualifying Retirement).

(c)    If the Employee’s employment is terminated for any reason other than death, Permanent Disability, a Qualifying Termination within two years after a Change in Control or a Qualifying Retirement as described above, this Option may be exercised in whole or in part, at any time within 90 days after such termination of employment, but only to the extent this Option is exercisable at the date of termination in accordance with Section 2 hereof.

(d)    For purposes of this Agreement, and for purposes of interpreting the terms of the Plan, the following terms shall have the following meanings:

(i)
“Cause” means with respect to the Employee, any of the following as determined by the Company: (i) personal dishonesty or breach of fiduciary duty by the Employee involving personal profit at the expense of the Company; (ii) repeated violations by the Employee of the Employee’s obligations under any written employment or other agreement with the Company which are demonstrably willful and deliberate on the Employee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (iii) the Employee’s commission of a criminal act related to the performance of the Employee’s duties, or the Employee’s furnishing of proprietary confidential information about the Company to a competitor, or potential competitor, or third party whose interests are adverse to those of the Company; (iv) the Employee’s habitual intoxication by alcohol or drugs during work hours; or (v) the Employee’s conviction of a felony.

(ii)
“Competition” means the Employee has, in any capacity, directly or indirectly, gone into any business or become employed by or associated with any other business which is in competition with a line of business in which the Employee is employed by the Company or has been employed by the Company within one year prior to the date of the Employee’s termination of employment, in any state within the United States or in any foreign country in which the Company conducts business. In no event shall the Company determine there to be “Competition” solely because the Employee beneficially owns less than 5% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation.

(iii)
“Good Reason” means, provided that the Employee has complied with the Good Reason Process, the occurrence of any of the following events without the Employee’s consent: (i) a material diminution in the Employee’s responsibility, authority or duty; (ii) a material diminution in the Employee’s base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (iii) the relocation of the office at which the Employee was principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or the Employee being required to be based anywhere other than such office, except to the extent the Employee was not previously assigned to a principal location and except for required travel on the Employee’s employer’s business to an extent substantially consistent with the Employee’s business travel obligations at the time of the Change in Control.

(iv)
“Good Reason Process” means that (i) the Employee reasonably determines in good faith that a Good Reason condition has occurred; (ii) the Employee notifies the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) the Employee cooperates in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) the Employee terminates the Employee’s employment for Good Reason within sixty (60) days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and the Employee terminates the Employee’s employment with the Company and its Subsidiaries due to such condition (notwithstanding its cure), then the Employee will not be deemed to have terminated the Employee’s employment for Good Reason.

(v)
“Permanent Disability” means a physical or mental disability or infirmity that prevents the performance of an Employee’s services for the Company and its Subsidiaries lasting (or likely to last, based on competent medical evidence presented to the Committee) for a period of six months or longer. The Committee’s determination of Permanent Disability shall be final and shall be based on such competent medical evidence as shall be presented to it by such Employee or by any physician or group of physicians or other competent medical expert employed by the Employee or the Company to advise the Committee.

(vi)
“Qualifying Retirement” means the Employee’s termination of employment for any reason other than death, Permanent Disability or Cause upon or after the earlier of the date that the Employee attains (i) age sixty-five (65), or (ii) age sixty-two (62) and would be credited with at least ten (10) “Years of Service” (as defined in Crane Co.’s Pension Plan for All Eligible Employees or the equivalent service term in any successor to the Pension Plan, and regardless of whether the Employee is a participant in such Pension Plan). Notwithstanding the foregoing, if the Employee’s termination of employment during the two-year period following a Change in Control could be treated as either a Qualifying Retirement or a Qualifying Termination, it shall be treated as a Qualifying Termination for purposes of this Section 4.

(vii)	“Qualifying Termination” means the Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason.

5.    DEATH

If the Employee shall die while employed by the Company or a Subsidiary or within 90 days of the cessation or termination of such employment under circumstances described in Section 4(a) above, this Option may be exercised, in whole or in part, whether or not previously exercisable, and/or the Committee may authorize the acceptance of the surrender of the right to exercise such Option or any portion thereof as provided in Section 3 hereof, by the estate of the Employee (or by a person who shall have acquired the right to exercise such Option by bequest or inheritance), during the following periods: (A) if the Employee was not eligible for Qualifying Retirement at the time of death, at any time within one year after the death of the Employee, but not after the expiration of the term of the Option; and (B) if the Employee was eligible for Qualifying Retirement at the time of death, at any time through the expiration of the term of the Option.

6.    DELIVERY OF SHARES

The obligation of the Company to sell and deliver shares of Common Stock under this Option shall be subject to, as deemed necessary or appropriate by counsel for the Company, and the Committee shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to this Option unless and until the Committee determines that such issuance complies with (i) all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the effectiveness of a registration statement under the Securities Act of 1933, and (ii) the condition that such shares shall have been duly listed on such stock exchanges as the Common Stock is then listed. To the extent that this Agreement or the Plan provide for or otherwise refer to issuance of certificates to reflect the transfer of shares of Common Stock pursuant to the terms of this Option, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.

7.    ASSIGNMENT AND TRANSFER

The Option shall not be transferable by the Employee otherwise than by will or the laws of descent and distribution, and shall be exercisable, during Employee’s lifetime, only by the Employee, except that the Option may be transferred, without payment of consideration, (i) pursuant to a qualified domestic relations order (as defined by the Code or the rules thereunder) or (ii) to immediate family members of the Employee or to trusts or partnerships for the benefit of such family members. Except as provided herein, neither this Option nor the rights appurtenant hereto shall be subject to execution, attachment or similar process. Any attempt by the Employee to assign, pledge, hypothecate or otherwise dispose of this Option or of any right or privilege conferred hereby contrary to the provisions of this Agreement, shall be null and void, and the Company shall have the right, at its option, to declare this Agreement and the rights and privileges hereby conferred immediately terminated.

8.    ADJUSTMENT OF OPTION

This Option shall be subject to adjustment in the event of a corporate transaction or other event affecting the Company as provided in Section 10 of the Plan.

9.    WITHHOLDING TAXES

Regardless of any action the Company takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), the Employee acknowledges that the ultimate liability for all Tax-Related Items owed by the Employee is and remains the Employee’s responsibility and that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option grant, including the grant, vesting or exercise of the Option, the subsequent sale of shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) does not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Employee’s liability for Tax-Related Items.

Prior to exercise of the Option, the Employee shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations of the Company. In this regard, the Employee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Employee from the Employee’s wages or other cash compensation paid to the Employee by the Company or from proceeds of the sale of the shares. Alternatively, or in addition, to the extent permissible under applicable law, the Company may (i) sell or arrange for the sale of shares that the Employee acquires to meet the withholding obligation for Tax-Related Items, and/or (ii) withhold in shares, provided that the Company only withholds the amount of shares necessary to satisfy the minimum withholding amount. Finally, the Employee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Employee’s participation in the Plan or the Employee’s purchase of shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the shares if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items as described in this Section 9.

10.    GENERAL
The Company may, in its sole discretion, decide to deliver any documents related to this Option grant or future Awards that may be granted under the Plan by electronic means or request the Employee’s consent to participate in the Plan by electronic means. The Employee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify the Employee from time to time; and to the Employee at the Employee’s electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as the Employee, by notice to the Company, may designate in writing from time to time.

The Employee shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which the Option shall not have been exercised as herein provided.

Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or shall affect the right of the Company to terminate the employment of the Employee, with or without cause.

Nothing in this Agreement or otherwise shall obligate the Company to permit the Option to be exercised other than in accordance with the terms hereof or to grant any waivers of the terms of this Agreement, regardless of what actions the Company, the Board of Directors or the Committee may take or waivers the Company, the Board of Directors or the Committee may grant under the terms of or with respect to any options now or hereafter granted to any other person or any other options granted to the Employee.

This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made and performed wholly within the State of Delaware (regardless of the laws that might otherwise govern under applicable conflicts of laws principles).

This Agreement sets forth a complete understanding between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Any modification, amendment or waiver to this Agreement will be effective only if it is in writing signed by the Company and the Employee. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of that or any other provision of this Agreement.

In the event of any conflict between the terms of this Agreement and the terms of the Crane Co. 2018 Stock Incentive Plan, as amended from time to time, the terms of such Plan shall be controlling.

If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version differs from the English version, the English version shall control.

The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any shares of Common Stock acquired under the Plan, to the extent that the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

11.    DATA PRIVACY

The Employee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal information as described in this Section. The Employee is not obliged to consent to such collection, use, processing and transfer of personal information. However, failure to provide the consent may affect the Employee’s ability to participate in the Plan. The Company and its Subsidiaries hold certain personal information about the Employee, including the Employee’s name, home address, business segment and unit, PeopleSoft ID (if available), hire date, Social Security number or other National ID number, salary, job title, any shares of stock or directorships held in the Company and details of any shares of stock awarded, cancelled, purchased, vested, unvested or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Employee’s participation in the Plan, and the Company and its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area or elsewhere throughout the world in countries that may not provide an equivalent level of data protection to the laws in the Employee’s home country, such as the United States. The Employee understands that the Data will be held only so long as necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Employee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and the subsequent holding of Shares on the Employee’s behalf by a broker or other third party with whom the Employee may elect to deposit any Shares acquired pursuant to the Plan. The Employee understands that the Employee may request a list of names and addressees of any potential recipients of the Data by contacting the Employee’s local human resources department. The Employee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing consent may affect the Employee’s ability to participate in the Plan.

12.    RECOVERY OF COMPENSATION IN CERTAIN CIRCUMSTANCES

Notwithstanding any other provision of this Agreement, if the Committee determines that the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, the Employee shall be required to reimburse the Company for any amounts earned or payable with respect to this Award to the extent required by and otherwise in accordance with applicable law and any Company policies. The Award is also expressly subject to the provisions of Section 12(p) of the Plan (regarding certain compensation recovery policies as may be required by applicable law).

13.    ADDITIONAL ACKNOWLEDGEMENTS

By entering into this Agreement and accepting the Option evidenced hereby, you acknowledge and agree that:

(a)    the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, suspended or terminated by the Company at any time, as provided in the Plan and this Agreement;

(b)    the Option is voluntary and occasional and does not create any contractual or other right to receive future Options under the Plan, or benefits in lieu of Options, even if Options have been awarded repeatedly in the past;

(c)    all decisions with respect to future Option Awards, if any, will be at the sole discretion of the Company;

(d)    your participation in the Plan shall not create a right to further employment with your actual employer (the “Employer”) and shall not interfere with the ability of the Employer to terminate your employment relationship at any time, with or without cause;

(e)    you are voluntarily participating in the Plan;

(f)    the Option is an extraordinary item, and any amounts received from the Option are outside the scope of your employment contract, if any;

(g)    the Option is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer or any subsidiary of the Company;

(h)    the Option and the shares of Common Stock subject to the Option are not intended to replace any pension rights or compensation;

(i)    in accepting the Option, the Employee expressly recognizes that the Option is an award made solely by the Company, with principal offices at 100 First Stamford Place, Stamford, CT 06902, U.S.A.; the Company is solely responsible for the administration of the Plan and the Employee’s participation in the Plan; in the event that the Employee is an employee of a Subsidiary, the Option and the Employee’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company; furthermore, the Option will not be interpreted to form an employment or service contract with any Subsidiary;

(j)    the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(k)    if you receive shares of Common Stock upon exercise of the Option, the value of those shares may increase or decrease;

(l)    in consideration of the Option, no claim or entitlement to compensation or damages shall arise from the forfeiture, expiration or termination of the Option resulting from your termination of employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(m)    notwithstanding any terms or conditions of the Plan to the contrary, in the event of involuntary termination of your employment, your right to exercise the Option, if any, will terminate at the time and in accordance with the terms set forth in this Agreement and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of employment (whether or not in breach of local labor laws), your right to exercise the Option after termination of employment, if any, will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your Option;

(n)    it is your sole responsibility to investigate and comply with any exchange control laws applicable to you in connection with the Option or its exercise; and

(o)    the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, takeover or transfer of liability.